                                                                    Exhibit 99.1


                      (NYMT NEW YORK MORTGAGE TRUST LOGO)


                       NEW YORK MORTGAGE TRUST COMPLETES
               $20 MILLION OFFERING OF TRUST PREFERRED SECURITIES

New York, NY - September 2, 2005 -- New York Mortgage Trust (NYSE: NTR) ("NYMT" or the "Company") announced today the closing of an offering of $20 million of trust preferred securities to Taberna Preferred Funding II, Ltd. The securities were issued by NYM Preferred Trust II and are fully guaranteed by the Company with respect to distributions and amounts payable upon liquidation, redemption or repayment. These securities have a fixed interest rate equal to 8.35% through October 30, 2010 and thereafter subject to a floating interest rate equal to three-month LIBOR plus 395 basis points, resetting quarterly. The securities mature on October 30, 2035 and may be called at par by the Company any time after October 30, 2010. These securities were placed in a private transaction exempted from registration under the Securities Act of 1933, as amended.

ABOUT NEW YORK MORTGAGE TRUST
New York Mortgage Trust, Inc. (NYMT) is a real estate investment trust (REIT) focused on owning and managing a leveraged portfolio of residential mortgage securities and a mortgage origination business. The mortgage portfolio is comprised largely of prime adjustable-rate and hybrid mortgage loans and securities, much of which, over time will be originated by NYMT's wholly owned mortgage origination business, The New York Mortgage Company, LLC (NYMC), a taxable REIT subsidiary. The ability to build a portion of its loan portfolio from loans internally originated is a cornerstone of NYMT's strategy.

FOR FURTHER INFORMATION

AT THE COMPANY                              AT FINANCIAL RELATIONS BOARD
Michael I. Wirth, Chief Financial Officer   Joe Calabrese (General) 212-827-3772
Phone: 212-634-2342                         Julie Tu (Analysts) 212-827-3776
Email: mwirth@nymtrust.com

This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, the possibilities that a rise in interest rates may cause a decline in the market value of the Company's assets, a decrease in the demand for mortgage loans may have a negative effect on the Company's volume of closed loan originations, prepayment rates may change, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may experience the risks associated with investing in real estate, including changes in business conditions and the general economy, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.